FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226082-03

Sent: Wednesday, June 19, 2019 12:12 PM
Subject: GSMS 2019-GC40 -- New Issue Announcement (Public)(external)
Importance: High

GSMS 2019-GC40 -- New Issue Announcement (Public)(external)

$791.990mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Goldman Sachs & Co. LLC, Citigroup and Deutsche Bank Securities

Co-Managers: Academy Securities and Drexel Hamilton

						U/W NOI
Class	S&P/Fitch/KBRA/MSTR	Size($mm)	WAL(yr)	C/E	Cum LTV	Debt Yld
A-1	AAA(sf)/AAAsf/AAA(sf)/AAA	16.403	2.62	30.000%	37.7%	17.0%
A-2	AAA(sf)/AAAsf/AAA(sf)/AAA	131.938	4.85	30.000%	37.7%	17.0%
A-3	AAA(sf)/AAAsf/AAA(sf)/AAA	191.600	9.74	30.000%	37.7%	17.0%
A-4	AAA(sf)/AAAsf/AAA(sf)/AAA	251.415	9.86	30.000%	37.7%	17.0%
A-AB	AAA(sf)/AAAsf/AAA(sf)/AAA	24.636	7.38	30.000%	37.7%	17.0%
A-S	AA-(sf)/AAAsf/AAA(sf)/AAA	98.999	9.91	18.750%	43.8%	14.6%
B	NR/AA-sf/AA-(sf)/AA-	41.799	9.91	14.000%	46.4%	13.8%
C	NR/A-sf/A-(sf)/A	35.200	9.91	10.000%	48.5%	13.2%

Collateral Summary

Initial Pool Balance:	$914,179,591
Number of Mortgage Loans:	35
Number of Mortgaged Properties:	44
Average Cut-off Date Mortgage Loan Balance:	$26,119,417
Weighted Average Mortgage Interest Rate:	4.17966%
Weighted Average Remaining Term to Maturity Date/ARD (mos):	109
Weighted Average Remaining Amortization Term (mos):	340
Weighted Average Cut-off Date LTV Ratio:	53.9%
Weighted Average Maturity Date/ARD LTV Ratio:	50.4%
Weighted Average Underwritten DSCR Ratio:	2.64x
Weighted Average Debt Yield on Underwritten NOI:	11.9%
% of Mortgage Loans with Mezzanine Debt:	0.0%
% of Mortgage Loans with Subordinate Debt:	34.8%
% of Mortgage Loans with Preferred Equity:	5.5%
% of Mortgaged Properties with Single Tenants:	34.3%

Property Type:	32.2% Office, 21.2% Industrial, 20.0% Mixed Use, 16.8% Retail, 4.7% Multifamily, 3.8% Hospitality, 1.2% Self Storage

Top 5 States:	26.7% NY, 19.3% CA, 8.2% HI, 8.2% FL, 6.7% WA

Anticipated Timing

Anticipated Pricing:	Mid-Week of June 24th
Anticipated Closing:	Thurs, July 11th

Preliminary Offering Materials

Term Sheet

Annex A

The issuer has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-226082) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

  ________________________________

See the http://www.gs.com/disclaimer/afg/ for important information regarding this message and your reliance on information contained in it. This message may contain information that is confidential or privileged. If you are not the intended recipient, please advise the sender immediately and delete this message. See the http://www.gs.com/disclaimer/email/ for further information on confidentiality and the risks inherent in electronic communication.